Exhibit 99.1
FOR IMMEDIATE RELEASE
January 17, 2008

Contacts:
Analysts Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878	Media Jeri Grier Maureen Brown	(614) 480-5413 (614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2007 FOURTH QUARTER NET LOSS OF $239.3 MILLION, OR $0.65 PER COMMON SHARE, AS PREVIOUSLY ANNOUNCED
•	$0.265 PER COMMON SHARE DIVIDEND ANNOUNCED YESTERDAY
•	2008 FULL YEAR EARNINGS TARGET OF $1.57-$1.62 PER COMMON SHARE
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2007 fourth quarter net loss of $239.3 million, or $0.65 per common share. This was consistent with the announcement on January 10, 2008. Earnings in the year-ago fourth quarter were $87.7 million, or $0.37 per common share. Earnings in the current and year-ago quarters were impacted by several significant items (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).
     Earnings for the full year 2007 were $75.2 million, or $0.25 per common share, compared with $461.2 million, or $1.92 per common share in 2006.
     Huntington also announced yesterday that the board of directors has declared a quarterly cash dividend on its common stock of $0.265 per common share. The dividend is payable April 1, 2008, to shareholders of record on March 14, 2008.
PERFORMANCE OVERVIEW
     Performance compared with the 2007 third quarter included:
•	Net loss of $0.65 per common share, compared with $0.38 earnings per common share.
•	Current quarter earnings were negatively impacted by $1.00 per common share consisting of costs associated with Franklin Credit Management Corporation (Franklin), market-related losses, merger costs, a VISA® indemnification charge, and increases to litigation reserves on existing cases. The 2007 third quarter earnings were negatively impacted by $0.09 per common share, reflecting the combination of merger costs associated with the acquisition of Sky Financial Group Inc. (Sky Financial) and net market-related losses.

•	$512.1 million of total provision for credit losses, consisting of $405.8 million for Franklin and $106.2 million non-Franklin-related. This compares with $42.0 million of provision for credit losses in the third quarter, of which $5.0 million was for Franklin, and $37.0 million non-Franklin. The $69.2 million increase in non-Franklin provision for credit losses reflected higher non-Franklin net charge-offs, due primarily to the continued weakness in the commercial real estate markets, particularly among our borrowers in eastern Michigan and northern Ohio, and an increased allowance for credit losses.
•	3.26% net interest margin, down from 3.52% in the 2007 third quarter, reflecting a 15 basis point one time negative impact related to Franklin, as well as continued intense competitive pricing in our markets, mostly deposit related.

•	6% annualized linked-quarter growth in average total commercial loans, with average total consumer loans little changed.

•	Average total core deposits that were essentially unchanged.

•	Strong linked-quarter growth in key fee income activities including deposit service charges (4%), trust services (5%), brokerage and insurance (5%), and other service charges and fees (4%). Fourth quarter non-interest income also reflected $66.7 million of the $63.5 million of net market-related losses, compared with $23.5 million of the $18.0 million of such net losses in the 2007 third quarter.

•	Slight linked-quarter increase in non-interest expense, excluding the impact of merger-related costs and automobile operating lease expenses in both periods, the fourth quarter VISA® indemnification charge and increases to litigation reserves on existing cases, and the third quarter debt extinguishment gain. The slight linked quarter increase reflected higher seasonal expenses partially offset by the benefit of achieving almost 90% of the $115 million targeted total annualized merger efficiencies.

•	$377.9 million of net charge-offs, including $308.5 million related to the Franklin restructuring, up from $47.1 million in the third quarter.

•	1.44% period-end allowance for loan and lease losses (ALLL) ratio, up from 1.14% at the end of the third quarter.

•	$319.8 million of non-accrual loans, up from $249.4 million at the end of the third quarter with most of the increase in middle market commercial real estate loans. Period end non-accrual loans represented 0.80% of total loans and leases, up from 0.62% at September 30, 2007.

•	$1.660 billion of nonperforming assets, up $1.225 billion from $435 million at the end of the third quarter, with $1.187 billion of the increase representing Franklin restructured loans.

•	5.08% period-end tangible common equity ratio, down from 5.70%. This reduction primarily reflected the negative impact on capital due to the current quarter’s net loss.
     “We are disappointed with these results,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Clearly the biggest setback was the significant negative impact associated with the previously announced restructuring of the Franklin relationship acquired in the Sky Financial merger. However, we firmly believe that the specific reserves we have established and the positive cash flow coverage resulting from the restructuring address fully the current and anticipated financial performance issues associated with this relationship. As such, we do not anticipate any further negative impact from this relationship. Also negatively impacting performance was the need to build non-Franklin-related loan loss reserves in view of the continued weakness in the residential real estate development markets.”
     He continued, “While not an excuse, many of the items negatively impacting fourth quarter performance were one-time in nature or reflected the volatile financial markets. The volatility of securities markets, and particularly the negative valuation performance of financial securities, resulted in our market-related losses. When these markets will stabilize is not known. The public equity investment funds and the investment securities portfolio where we have been most negatively impacted have now been written down to less than $25 million.”
     “Despite these developments, there were positive signs of the underlying strength of our franchise,” he said. “The quarter’s results included good growth in commercial loans and strong growth in a number of key fee income activities. Our underlying expenses were well controlled, and we have realized almost 90% of the merger efficiencies and are confident of achieving the rest.”
     “Even in this difficult environment, our 2008 expectations are for a net interest margin in the 3.35% range, and growth in loans and fee income. We expect no significant market-related losses and will remain focused on controlling expenses. Credit quality performance will remain under pressure. We expect meaningful progress in building capital ratios. This confidence was evidenced by the reaffirmation of the common stock dividend by our board of directors. We will continue to focus on executing our business plan, and we believe 2008 will be a successful year,” he concluded.
FOURTH QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2007 fourth quarter performance included (see Table 1 below):
•	$423.6 million pre-tax ($0.75 per common share) negative impact related to the Franklin relationship announced on January 3, 2008, consisting of a $405.8 million provision for credit losses related to the completed restructuring of the Franklin loans and a $17.9 million reduction of net interest income. The net interest income reduction reflected the placement of the Franklin loans on non-accrual status from November 16, 2007 until December 28, 2007. During this period, the loan payments from Franklin remained current, with the interest received used to reduce the exposure.

•	$63.5 million pre-tax ($0.11 per common share) negative impact of market-related losses consisting of:
•	$34.0 million loss on loans held for sale,

•	$11.6 million of impairment losses on certain investment securities,

•	$9.4 million of equity investment losses, and

•	$8.6 million net negative impact of mortgage servicing rights (MSR) hedging consisting of a net impairment loss of $11.8 million included in non-interest income, partially offset by related net interest income of $3.2 million.
•	$44.4 million pre-tax ($0.08 per common share) of merger-costs consisting of:

•	$31.0 million related to Sky Financial integration expenses, and

•	$13.4 million related to the previously announced retirement of Marty Adams, former president and chief operating officer, consisting of a cash payment, the accelerated vesting of stock awards, and retirement benefits.
•	$24.9 million pre-tax ($0.04 per common share) VISA® indemnification charge associated with its announced anti-trust settlement with American Express® and pending VISA® litigation.

•	$8.9 million pre-tax ($0.02 per common share) of increases to litigation reserves on existing cases.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax	EPS (3)

December 31, 2007 — GAAP earnings (loss)	$(239.3) (3)	$(0.65)
• Franklin relationship restructuring	(423.6)	(0.75)
• Net market-related losses	(63.5)	(0.11)
• Merger costs	(44.4)	(0.08)
• VISA® indemnification charge	(24.9)	(0.04)
• Increases to litigation reserves	(8.9)	(0.02)

September 30, 2007 — GAAP earnings	$138.2 (3)	$0.38
• Sky Financial merger costs	(32.3)	(0.06)
• Net market-related losses	(18.0)	(0.03)

December 31, 2006 — GAAP earnings	$87.7 (3)	$0.37
• Gain on sale of MasterCard® stock	2.6	0.01
• Completion of balance sheet restructuring	(20.2)	(0.05)
• Huntington Foundation contribution	(10.0)	(0.03)
• Automobile lease residual value losses	(5.2)	(0.01)
• Severance and consolidation expenses	(4.5)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2007 Fourth Quarter versus 2006 Fourth Quarter
     Fully taxable equivalent net interest income increased $126.2 million from the year-ago quarter. This reflected the favorable impact of a $15.6 billion increase in average earning assets, of which $13.8 billion represented an increase in average loans and leases, partially offset by a slight decrease in the fully-taxable equivalent net interest margin of 2 basis points to 3.26%. The current quarter net interest margin included a one-time negative impact of 15 basis points, reflecting Franklin loans that were put on nonaccrual status from November 16, 2007 until December 28, 2007. The increases in average earning assets, as well as loans and leases, were primarily merger-related. Table 2 details the $13.8 billion reported increase in average loans and leases.

Table 2 — Loans and Leases — 4Q07 vs. 4Q06

	Fourth Quarter		Change		Merger	Non-merger Related
(in billions)	2007	2006	Amount	%	Related	Amount	% (1)

Average Loans and Leases

Total commercial	$22.3	$12.3	$10.0	81%	$8.7	$1.3	6%

Automobile loans and leases	4.3	3.9	0.4	9	0.4	(0.1)	(1)
Home equity	7.3	5.0	2.3	47	2.4	(0.1)	(1)
Residential mortgage	5.4	4.6	0.8	17	1.1	(0.3)	(5)
Other consumer	0.7	0.4	0.3	69	0.1	0.2	27

Total consumer	17.8	14.0	3.8	27	4.1	(0.3)	(2)

Total loans and leases	$40.1	$26.3	$13.8	53%	$12.8	$1.0	3%

(1)	= non-merger related / (prior period + merger-related)
     The $1.0 billion, or 3%, non-merger-related increase primarily reflected:
•	$1.3 billion, or 6%, increase in average total commercial loans, reflecting continued strong growth in middle-market commercial and industrial (C&I) loans.
Partially offset by:
•	$0.3 billion, or 2%, decrease in average total consumer loans. This reflected a decline in residential mortgages due to loan sales over the last 12-month period. The declines in home equity loans and automobile loans and leases reflect weaker demand, a softer economy, as well as the continued impact of competitive pricing.
     Also contributing to the growth in average earning assets was a $1.0 billion increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our mortgage servicing rights (MSR).
     The 3.26% fully taxable net interest margin in the current period, which was below our expectations, reflected a one-time negative impact of 15 basis points as the Franklin loans were put on nonaccrual status from November 16, 2007 until December 28, 2007. The margin decline also reflected competitive deposit pricing in our markets.
     Table 3 details the $13.0 billion reported increase in average total deposits.
Table 3 — Deposits — 4Q07 vs. 4Q06

	Fourth Quarter		Change		Merger	Non-merger Related
(in billions)	2007	2006	Amount	%	Related	Amount	%(1)

Average Deposits
Demand deposits — non-interest bearing	$5.2	$3.6	$1.6	46%	$1.8	$(0.2)	(4)%
Demand deposits — interest bearing	3.9	2.2	1.7	77	1.5	0.3	7
Money market deposits	6.8	5.5	1.3	23	1.0	0.3	5
Savings and other domestic deposits	4.8	2.8	2.0	69	2.6	(0.6)	(12)
Core certificates of deposit	10.7	5.4	5.3	98	4.6	0.7	7

Total core deposits	31.5	19.6	11.9	61	11.5	0.4	1

Other deposits	6.2	5.1	1.1	21	1.3	(0.3)	(4)

Total deposits	$37.7	$24.7	$13.0	52%	$12.9	$0.1	0%

(1)	= non-merger related / (prior period + merger-related)

     Virtually all of the increase in average total deposits was merger-related. The $0.1 billion non-merger-related increase reflected:
•	$0.4 billion, or 1%, increase in average total core deposits, reflecting strong growth in interest bearing demand deposits and money market accounts. While there was strong growth in core certificates of deposits, this was offset by the decline in savings and other domestic deposits, as customers transferred funds from lower rate to higher rate accounts.
Partially offset by:
•	$0.3 billion, or 4%, decline in other non-core deposits.
2007 Fourth Quarter versus 2007 Third Quarter
     Compared with the 2007 third quarter, fully taxable equivalent net interest income decreased $27.0 million. This reflected the negative impact of a lower fully taxable equivalent net interest margin, only partially offset by an increase in average earning assets, primarily loans. The fully-taxable net interest margin was 3.26% in the quarter, down 26 basis points, of which 15 basis points represented the $17.9 million reduction of interest income as the Franklin loans were put on nonaccrual status from November 16, 2007 until December 28, 2007. The remainder of the decline in the fully taxable net interest margin primarily reflected continued deposit pricing competition in our markets. These negatives were only partially offset by the $0.4 billion increase in average earning assets, of which $0.3 billion represented growth in average total loans and leases.
     Table 4 details the $0.3 billion reported increase in average loans and leases.
Table 4 — Loans and Leases — 4Q07 vs. 3Q07

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2007	2007	Amount	%

Average Loans and Leases

Total commercial	$22.3	$22.0	$0.3	1%

Automobile loans and leases	4.3	4.4	(0.0)	(1)
Home equity	7.3	7.5	(0.2)	(2)
Residential mortgage	5.4	5.5	(0.0)	(0)
Other consumer	0.7	0.5	0.2	36

Total consumer	17.8	17.8	(0.0)	(0)

Total loans and leases	$40.1	$39.8	$0.3	1%

     The $0.3 billion, or 1%, increase in average total loans and leases primarily reflected 1% growth in average total commercial loans due to strong growth in middle-market commercial real estate loans. Average total consumer loans were essentially unchanged.
     While average total deposits were essentially unchanged, Table 5 details the changes in the various deposit categories.

Table 5 — Deposits — 4Q07 vs. 3Q07

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2007	2007	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.2	$5.4	$(0.2)	(3)%
Demand deposits — interest bearing	3.9	3.8	0.1	3
Money market deposits	6.8	6.9	(0.0)	(0)
Savings and other domestic deposits	4.8	5.0	(0.2)	(5)
Core certificates of deposit	10.7	10.4	0.2	2

Total core deposits	31.5	31.5	(0.1)	(0)

Other deposits	6.2	6.1	0.1	1

Total deposits	$37.7	$37.7	$0.0	0%

     Average total deposits were $37.7 billion, essentially unchanged compared with the prior quarter. However, there were changes between the various deposit account categories consisting of:
•	$0.1 billion, or 1%, increase in other non-core deposits, reflecting an increase in wholesale deposits.

•	$0.1 billion decline in average total core deposits, reflecting anticipated merger-related deposit attrition. Within core deposits, transfers from lower cost to higher cost deposit accounts continued. Specifically, declines in savings and other domestic deposits and non-interest bearing demand reflected customer transfers out of these lower rate accounts and into higher rate interest bearing demand accounts and certificates of deposit.
Provision for Credit Losses
     The provision for credit losses in the 2007 fourth quarter was $512.1 million, up from $15.7 million in the year-ago quarter and from $42.0 million in the third quarter. Compared with the 2007 third quarter, the $470.1 million increase included $405.8 million related to Franklin. Reported 2007 net charge-offs were $377.9 million, including $308.5 million related to Franklin. As a result, the reported provision for credit losses exceed net charge-offs by $134.2 million. Adjusting for Franklin-related provision and net charge-offs, the non-Franklin-related provision for credit losses was $106.3 million, or $36.9 million greater than related net charge-offs of $69.4 million. (See Credit Quality Discussion).
Non-Interest Income
2007 Fourth Quarter versus 2006 Fourth Quarter
     Non-interest income increased $30.0 million from the year-ago quarter. The $68.7 million of merger-related non-interest income drove the increase, as non-merger-related non-interest income declined. Table 6 details the $30.0 million increase in reported total non-interest income.

Table 6 — Non-interest Income — 4Q07 vs. 4Q06

	Fourth Quarter		Change		Merger	Non-merger Related
(in millions)	2007	2006	Amount	%	Related	Amount	%(1)

Non-interest Income
Service charges on deposit accounts	$81.3	$48.5	$32.7	67%	$24.1	$8.6	12%
Trust services	35.2	23.5	11.7	50	7.0	4.7	15
Brokerage and insurance income	30.3	14.6	15.7	NM	17.1	(1.4)	(4)
Other service charges and fees	21.9	13.8	8.1	59	5.8	2.3	12
Bank owned life insurance income	13.3	10.8	2.4	23	1.8	0.6	5
Mortgage banking income	3.7	6.2	(2.5)	(40)	6.3	(8.7)	(70)
Securities losses	(11.6)	(15.8)	4.3	(27)	0.3	4.0	(26)
Other income	(3.5)	39.0	(42.5)	NM	6.4	(48.9)	NM

Total non-interest income	$170.6	$140.6	$30.0	21%	$68.7	$(38.8)	(19)%

(1)	= non-merger related / (prior period + merger-related)
     The $38.8 million, or 19%, non-merger-related decline reflected:
•	$48.9 million decline in other income, reflecting the current quarter’s $34.0 million loss on loans held for sale, $9.4 million of equity investment losses in the current quarter compared with $3.3 million of such gains in the year-ago quarter, and a $2.6 million gain on the sale of MasterCard® stock in the year-ago quarter.

•	$8.7 million, or 70%, decline in mortgage banking income, reflecting the current quarter’s $11.8 million net negative MSR valuation impact, compared with a $2.5 million net negative MSR valuation impact in the year ago quarter.
Partially offset by:
•	$8.6 million, or 12%, increase in service charges on deposit accounts, reflecting strong growth in personal service charge income.

•	$4.7 million, or 15%, increase in trust services income, of which $2.5 million reflected fees associated with the acquisition of Unified Fund Services at the end of the 2006 fourth quarter, as well as an increase in Huntington Fund fees due to asset growth.

•	$4.0 million less in investment securities losses. In the 2007 fourth quarter, net investment securities impairment losses were $11.6 million. This was less than the $15.8 million of such losses in the year-ago quarter, which were included in that quarter’s balance sheet restructuring. (See Significant Items).

•	$2.3 million, or 12%, increase in other service charges and fees, reflecting higher debit card volume.
2007 Fourth Quarter versus 2007 Third Quarter
     Non-interest income decreased $34.1 million from the 2007 third quarter.

Table 7 — Non-interest Income — 4Q07 vs. 3Q07

	Fourth	Third
	Quarter	Quarter	Change
(in millions)	2007	2007	Amount	%

Non-interest Income
Service charges on deposit accounts	$81.3	$78.1	$3.2	4%
Trust services	35.2	33.6	1.6	5
Brokerage and insurance income	30.3	28.8	1.5	5
Other service charges and fees	21.9	21.0	0.8	4
Bank owned life insurance income	13.3	14.8	(1.6)	(11)
Mortgage banking income	3.7	9.6	(5.9)	(62)
Securities losses	(11.6)	(13.2)	1.6	(12)
Other income	(3.5)	31.8	(35.3)	NM

Total non-interest income	$170.6	$204.7	$(34.1)	(17)%

     This $34.1 million, or 17%, decline reflected:
•	$35.3 million decline in other income, reflecting the current quarter’s $34.0 million loss on loans held for sale and $9.4 million of equity investment losses in the current quarter compared with $4.4 million of such losses in the prior quarter, partially offset by higher derivative trading fees and automobile operating lease income.

•	$5.9 million, or 62%, decline in mortgage banking income, reflecting the current quarter’s $11.8 million net negative MSR valuation impact, compared with a $6.0 million net negative MSR valuation impact in the prior quarter.
Partially offset by:
•	$3.2 million, or 4%, increase in service charges on deposit accounts, primarily reflecting higher commercial service charge income.

•	$1.6 million, or 5%, increase in trust services income, reflecting higher Huntington Fund fees due to asset growth, growth in shareholder servicing fees, and seasonal factors.

•	$1.5 million, or 5%, increase in brokerage and insurance income, reflecting higher insurance income, including the benefit from the fourth quarter acquisition of the Archer-Meek-Weiler agency, as well as higher brokerage fees.
Non-interest Expense
2007 Fourth Quarter versus 2006 Fourth Quarter
     Non-interest expense increased $171.8 million from the year-ago quarter. The $136.6 million of merger-related expenses and $44.4 million of merger costs drove the increase, as non-merger-related expenses declined. Table 8 details the $171.8 million increase in reported total non-interest expense.

Table 8 — Non-interest Expense — 4Q07 vs. 4Q06

	Fourth Quarter		Change		Merger	Merger	Non-merger Related
(in millions)	2007	2006	Amount	%	Related	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$214.9	$137.9	$76.9	56%	$68.3	$22.8	$(14.1)	(6)%
Outside data processing and other services	39.1	20.7	18.4	89	12.3	7.0	(0.8)	(2)
Net occupancy	26.7	17.3	9.4	55	10.2	1.2	(2.0)	(7)
Equipment	22.8	18.2	4.7	26	4.8	0.2	(0.3)	(1)
Amortization of intangibles	20.2	3.0	17.2	NM	17.4	—	(0.3)	(1)
Marketing	16.2	6.2	10.0	NM	4.4	6.9	(1.3)	(7)
Professional services	14.5	9.0	5.5	61	2.7	3.4	(0.6)	(4)
Telecommunications	8.5	4.6	3.9	84	2.2	1.0	0.7	9
Printing and supplies	6.6	3.6	3.0	83	1.4	1.0	0.6	9
Other expense	70.1	47.3	22.8	48	13.0	0.9	8.9	14

Total non-interest expense	$439.6	$267.8	$171.8	64%	$136.6	$44.4	$(9.3)	(2)%

(1)	= non-merger related / (prior period + merger-related)
     The $9.3 million, or 2%, non-merger-related decline reflected:
•	$14.1 million, or 6%, decline in personnel expense, reflecting merger efficiencies including the impact of the reduction of 828, or 6%, full-time equivalent staff during the 2007 third quarter and a 387, or 3%, reduction during the 2007 fourth quarter.

•	$2.0 million, or 7%, decline in net occupancy expense, reflecting merger efficiencies.
Partially offset by:
•	$8.9 million, or 14%, increase in other expense. The increase reflected the current quarter’s $24.9 million VISA® indemnification charge and $8.9 million of increases to litigation reserves on existing cases, partially offset by a $10.0 million reduction in Huntington charitable foundation contributions and merger efficiencies.
2007 Fourth Quarter versus 2007 Third Quarter
     Non-interest expense increased $54.0 million, or 14%, from the 2007 third quarter, of which $12.2 million represented higher merger costs. Table 9 details the $54.0 million increase in reported total non-interest expense.
Table 9 — Non-interest Expense — 4Q07 vs. 3Q07

	Fourth	Third
	Quarter	Quarter	Change		Merger	Non-merger Related
(in millions)	2007	2007	Amount	%	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$214.9	$202.1	$12.7	6%	$15.0	$(2.3)	(1)%
Outside data processing and other services	39.1	40.6	(1.5)	(4)	0.2	(1.6)	(4)
Net occupancy	26.7	33.3	(6.6)	(20)	(6.2)	(0.4)	(1)
Equipment	22.8	23.3	(0.5)	(2)	(1.6)	1.1	5
Amortization of intangibles	20.2	19.9	0.2	1	—	0.2	1
Marketing	16.2	13.2	3.0	23	1.9	1.0	7
Professional services	14.5	11.3	3.2	28	1.9	1.3	10
Telecommunications	8.5	7.3	1.2	17	0.8	0.5	6
Printing and supplies	6.6	4.7	1.9	39	0.6	1.3	24
Other expense	70.1	29.8	40.4	NM	(0.4)	40.7	NM

Total non-interest expense	$439.6	$385.6	$54.0	14%	$12.2	$41.8	11%

(1)	= non-merger related / (prior period + merger-related)

     The $41.8 million, or 11%, non-merger-related increase reflected a $40.7 million increase in other expense. Contributing to the increase in other expense was the current quarter’s $24.9 million VISA® indemnification charge, $8.9 million of increases to litigation reserves on existing cases, and higher automobile operating lease expense. In addition, the third quarter other expense was reduced by a $3.2 million debt extinguishment gain.
Income Taxes
     The provision for income taxes in the 2007 fourth quarter was a benefit of $158.9 million. For the full year, the provision for income taxes was a benefit of $52.5 million. The effective tax rate for the 2007 fourth quarter was a tax benefit of 39.9%.
Credit Quality
     In addition to the negative impact from the Franklin restructuring on credit quality performance measures, there was also deterioration in non-Franklin-related loans. This reflected the negative impact of the continued economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio. Consumer loans also saw negative trends impacted by the softening economy, but less so. These factors resulted in significantly higher absolute and relative levels of net charge-offs (NCOs), non-accrual loans (NALs), and non-performing assets (NPAs). To maintain the adequacy of our reserves, there was a commensurate significant increase in the provision for credit losses (see Provision for Credit Losses discussion) in order to increase the absolute and relative levels of our allowances for loan and lease losses (ACL).
     Since the Franklin restructuring impacted credit performance metrics significantly, tables in the discussion that follows detail the Franklin impact on those metrics, as well as the performance of the remaining non-Franklin-related loans and leases.
Net Charge-Offs
     Total net charge-offs for the 2007 fourth quarter were $377.9 million, or an annualized 3.77% of average total loans and leases, including $308.5 million due to the Franklin restructuring. There were no Franklin-related net charge-offs in the third quarter. The remaining $69.4 million of net charge-offs that were non-Franklin-related represented an annualized 0.72% of related loans. This compared with net charge-offs of $23.0 million, or an annualized 0.35%, in the year-ago quarter, and $47.1 million, or an annualized 0.47%, in the 2007 third quarter. Table 10 details net charge-off performance:

Table 10 — Franklin Impact on Net Charge-offs

(in millions)	Fourth Quarter 2007			Third Quarter 2007	Fourth Quarter 2006
			Non-
	Reported	Franklin	Franklin
Net charge-offs (recoveries) by loan and lease type:
Middle-market C&I	$318.5	$308.5	$10.0	$7.8	$(1.8)
Total commercial	344.6	308.5	36.1	17.3	6.8
Total net charge-offs	377.9	308.5	69.4	47.1	23.0

Net charge-offs (recoveries) — annualized percentages:
Middle-market C&I	12.30%	81.08%	0.45%	0.30%	(0.12)%
Total commercial	6.18	81.08	0.70	0.31	0.22
Total net charge-offs	3.77%	81.08%	0.72%	0.47%	0.35%

Average Loans and Leases
Middle-market C&I	$10,359	$1,522	$8,837	$10,301	$5,882
Total commercial	22,323	1,522	20,801	22,016	12,312
Total loans and leases	40,109	1,522	38,587	39,828	26,299
     Total commercial net charge-offs in the 2007 fourth quarter were $344.6 million, or an annualized 6.18%. Non-Franklin-related total commercial net charge-offs in the current quarter were $36.1 million and represented an annualized 0.70% of related loans. This was higher than an annualized 0.22% in the year-ago period, and the annualized 0.31% in the prior quarter.
     Total consumer net charge-offs in the current quarter were $33.3 million, or an annualized 0.75%. This was higher than an annualized 0.46% in the year-ago period and 0.67% in the prior quarter. Automobile loan and lease net charge-offs were $10.4 million, or an annualized 0.96% in the fourth quarter, up from 0.54% in the year-ago period and 0.73% in the prior period. This increase reflected both the impact of the Sky Financial portfolio, as well as seasonal factors. Residential mortgage net charge-offs were $3.3 million, or an annualized 0.25% of related average balances. This was higher than an annualized 0.19% in the year-ago quarter, but down from an annualized 0.32% in the prior quarter. Home equity net charge-offs in the 2007 fourth quarter were $12.2 million, or an annualized 0.67%, up from an annualized 0.47%, in the year-ago quarter and an annualized 0.58% in the prior quarter. The economic weakness in our markets, most notably among our borrowers in eastern Michigan and northern Ohio, continue to impact residential mortgage and home equity net charge-offs.
Non-accrual Loans and Non-performing Assets
     Non-accrual loans (NALs) were $319.8 million at December 31, 2007, and represented 0.80% of related assets. This compared with $144.1 million, or 0.55%, at the end of the year-ago period, and $249.4 million, or 0.62%, at September 30, 2007. The $70.4 million, or 28%, increase in NALs from the end of the prior quarter reflected a $47.0 million increase in middle market commercial real estate loan NALs, reflecting the continued softness in the residential real estate development markets, particularly among our borrowers in eastern Michigan and northern Ohio, as well as increases in small business and residential mortgage NALs due to the continued overall economic weakness in our markets.
     Non-performing assets (NPAs), which include NALs, were $1.660 billion at December 31, 2007. This compared with $193.6 million at the end of the year-ago period and $435.0 million at September 30, 2007. The $1.225 billion increase in NPAs from the end of the prior quarter reflected:
•	$1.187 billion of restructured Franklin loans. Though classified as NPAs, these restructured loans are current and accruing interest and are expected to continue to perform per terms of the restructuring agreement. The Franklin loans are expected to be categorized as performing loans in our regulatory reporting.

•	$6.4 million, or 9%, increase in other real estate owned.
Partially offset by:
•	$27.0 million reduction in impaired loans held for sale, reflecting a decline of $73.6 million due primarily to sales, as well as impairment and other reductions. The declines were partially offset by $46.6 million of new loans transferred to loans held for sale.

•	$11.9 million decline in other NPAs, which represent certain investment securities backed by mortgage loans, with the reduction reflecting the current quarter’s $11.6 million of investment securities impairment charge.
     The over 90-day delinquent, but still accruing, ratio was 0.35% at December 31, 2007, up from 0.23% at the end of the year-ago quarter and from 0.29% at September 30, 2007.
Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At December 31, 2007, the ALLL was $578.4 million, up from $272.1 million a year ago and from $454.8 million at September 30, 2007. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2007, was 1.44%, up from 1.04% a year ago and from 1.14% at September 30, 2007. The $123.7 million increase from the end of the prior quarter, included $97.6 million related to Franklin, which increased its specific ALLL to $115.3 million. The remaining $26.1 million increase in the ALLL from the end of the prior quarter primarily reflected declining credit quality in the residential real estate development portfolio.
     The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 11 shows the change in the ALLL ratio and each reserve component for the 2007 fourth and third quarters and the 2006 fourth quarter.
Table 11 — Components of ALLL as Percent of Total Loans and Leases

				4Q07 change from
	4Q07	3Q07	4Q06	3Q07	4Q06

Transaction reserve (1)	1.27%	0.97%	0.86%	0.30%	0.41%
Economic reserve	0.17	0.17	0.18	(0.00)	(0.01)

Total ALLL	1.44%	1.14%	1.04%	0.30%	0.40%

(1)	Includes specific reserve
     The ALLL as a percent of NALs was 181% at December 31, 2007, down from 189% a year ago and from 182% at September 30, 2007. At December 31, 2007, the AULC was $66.5 million, up from $40.2 million at the end of the year-ago quarter, and from $58.2 million at

September 30, 2007.
     On a combined basis, the ACL as a percent of total loans and leases at December 31, 2007, was 1.61%, up from 1.19% a year ago and from 1.28% at September 30, 2007. The ACL as a percent of NALs was 202% at December 31, 2007, down from 217% a year ago and from 206% at September 30, 2007.
Capital
     At December 31, 2007, the tangible equity to assets ratio was 5.08%, down from 6.93% a year ago, and from 5.70% at September 30, 2007. Of the 62 basis point decline from September 30, 2007, 46 basis points reflected the negative impact of the current quarter’s net loss on equity. At December 31, 2007, the tangible equity to risk-weighted assets ratio was 5.70%, down from 7.72% at the end of the year-ago quarter, and from 6.46% at September 30, 2007. These decreases also primarily reflected the negative impact on equity from the current quarter’s net loss. The estimated regulatory Tier 1 and Total risk-based capital ratios at December 31, 2007, were 7.55% and 10.89%, respectively, and remained well above the regulatory “well capitalized” minimums of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
     No shares were repurchased during the quarter. Though there are currently 3.9 million shares remaining available under the current authorization announced April 20, 2006, no future share repurchases are contemplated.
2008 OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, as well as potential unusual or one-time items.
     Our expectation for 2008 is that the Midwest economic environment will continue to be negatively impacted by weaknesses in the residential real estate development markets and softness in certain manufacturing sectors. How much these factors will affect banking activities and overall credit quality trends is unknown. However, it is our expectation that the greatest impact will continue to be among our borrowers in eastern Michigan and northern Ohio markets. Given the market’s outlook for interest rates, we will continue to target our interest rate risk position at our customary relatively neutral position. Our net interest margin, however, will continue to be impacted by competitive pricing in our markets.
          The assumptions listed below form the basis for our 2008 full year earnings outlook. Growth rates when shown are based on a comparison to fourth quarter 2007 balances.
•	Annualized revenue growth of low single digit range reflecting:
•	Net interest margin of around 3.35%, reflecting the impact of the Franklin charge-off and restructuring, as well as continued competitive market pricing

•	Annualized total loan growth in the low single digit range, with commercial loans in the mid single digit range and consumer loans being flat

•	Annualized core deposit growth in the low single digit range

•	Annualized non-interest income growth in the mid single digit range

•	Full year non-interest expense level that is down slightly from the annualized fourth quarter 2007 non-interest expense level, after adjustment for the significant items noted earlier. Merger costs for 2008 of $5-$10 million are excluded from this assumption and are expected to be incurred primarily in the first quarter.

•	Modest increase in the ALLL ratio throughout the year, and charge-offs expected in the 60-65 basis point range. This higher level of charge-offs reflects the current economic outlook for our markets.

•	No significant net market-related gains or losses

•	No share repurchases

•	The effective tax rate for 2008 is expected to be in a range of 25%-28%.
     With the above assumptions, earnings for 2008 are targeted for $1.57-$1.62 per common share, excluding merger costs.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 30145719. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Time) on January 17, 2008 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2008 at 800-642-1687; conference ID 30145719.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) merger benefits including expense efficiencies and revenue synergies may not be fully realized and/or within the expected timeframes; (3) merger disruptions may make it more difficult to maintain relationships with clients, associates, or suppliers; (4) changes in economic conditions; (5) movements in interest rates; (6) competitive pressures on product pricing and services; (7) success and timing of other business strategies; (8) the nature, extent, and timing of governmental actions and reforms; and (9) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2006 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2007 fourth quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. In addition, for the periods covered by this release, the impact of the Franklin restructuring is deemed to be a significant item due to its unusually large size and because it was acquired in the Sky Financial merger and thus it is not representative of our typical underwriting criteria. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.

     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2006 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions
     The merger with Sky Financial Group Inc. (Sky Financial) was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and core deposits of $12.0 billion. Sky Financial results were fully included in our consolidated results for the full 2007 third quarter, and will impact all quarters thereafter. As a result, performance comparisons of 2007 fourth quarter and 2007 full-year performance to comparable prior periods are affected, as Sky Financial results were not included in the prior periods. Comparisons of the 2007 fourth quarter and 2007 full-year performance compared with prior periods are impacted as follows:
•	Increased reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results (e.g., amount of net charge-offs).

•	Increased reported non-interest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives. These net merger costs were $44.4 million in the 2007 fourth quarter.
     Given the significant impact of the merger on reported 2007 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, the following terms are used when discussing financial performance:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent non-interest expenses primarily associated with merger integration activities.
•	“Non-merger-related” refers to performance not attributable to the merger and include:
•	“Merger efficiencies”, which represent non-interest expense reductions realized as a result of the merger.
     The following methodology has been implemented to estimate the approximate effect of the Sky Financial merger used to determine “merger-related” impacts.
Balance Sheet Items
     For loans and leases, as well as core deposits, Sky Financial’s balances as of June 30, 2007, adjusted for consolidating, merger, and purchase accounting adjustments, are used in the comparison. To estimate the impact on 2007 fourth quarter average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant throughout the 2007 third quarter and will remain constant in all subsequent periods.
Income Statement Items
     For income statement line items, Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was divided by two to estimate a quarterly amount. This results in an approximate quarterly impact as the methodology does not adjust for any unusual items or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. This same estimated amount will also be used in all subsequent quarterly reporting periods. The one exception to this methodology of holding the estimated quarterly impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.
     Table 11 below provides detail of changes to selected reported results to quantify the impact of the Sky Financial merger using this methodology:
Table 11 — Estimated Impact of Sky Financial Merger
2007 Fourth Quarter versus 2006 Fourth Quarter

	Fourth Quarter		Change		Merger		Non-merger Related
(in millions)	2007	2006	Amount	%	Related		Amount	%(1)

Average Loans and Leases

Total commercial	$22,323	$12,312	$10,011	81.3%	$8,746		$1,265	6.0%

Automobile loans and leases	4,324	3,949	375	9.5	432		(57)	(1.3)
Home equity	7,297	4,973	2,324	46.7	2,385		(61)	(0.8)
Residential mortgage	5,437	4,635	802	17.3	1,112		(310)	(5.4)
Other consumer	728	430	298	69.3	143		155	27.1

Total consumer	17,786	13,987	3,799	27.2	4,072		(273)	(1.5)

Total loans and leases	$40,109	$26,299	$13,810	52.5%	$12,818		$992	2.5%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits — non-interest bearing	$5,218	$3,580	$1,638	45.8%	$1,829		$(191)	(3.5)%
Demand deposits — interest bearing	3,929	2,219	1,710	77.1	1,460		250	6.8
Money market deposits	6,845	5,548	1,297	23.4	996		301	4.6
Savings and other domestic deposits	4,813	2,849	1,964	68.9	2,594		(630)	(11.6)
Core certificates of deposit	10,674	5,380	5,294	98.4	4,630		664	6.6

Total core deposits	31,479	19,576	11,903	60.8	11,509		394	1.3

Other deposits	6,196	5,132	1,064	20.7	1,342		(278)	(4.3)

Total deposits	$37,675	$24,708	$12,967	52.5%	$12,851		$116	0.3%

(1) = non-merger related / (prior period + merger-related)

	Fourth Quarter		Change		Merger	Merger	Non-merger Related
(in millions)	2007	2006	Amount	%	Related	Costs	Amount	%(1)

Net interest income — FTE	$387,584	$262,104	$125,480	47.9%	$151,592		$(26,112)	(6.3)%

Non-interest Income
Service charges on deposit accounts	$81,276	$48,548	$32,728	67.4%	$24,110		$8,618	11.9%
Trust services	35,198	23,511	11,687	49.7	7,009		4,678	15.3
Brokerage and insurance income	30,288	14,600	15,688	NM	17,061		(1,373)	(4.3)
Other service charges and fees	21,891	13,784	8,107	58.8	5,800		2,307	11.8
Bank owned life insurance income	13,253	10,804	2,449	22.7	1,807		642	5.1
Mortgage banking income	3,702	6,169	(2,467)	(40.0)	6,256		(8,723)	(70.2)
Securities losses	(11,551)	(15,804)	4,253	(26.9)	283		3,970	(25.6)
Other income	(3,500)	38,994	(42,494)	NM	6,390		(48,884)	NM

Total non-interest income	$170,557	$140,606	$29,951	21.3%	$68,716		$(38,765)	(18.5)%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$214,850	$137,944	$76,906	55.8%	$68,250	$22,780	$(14,124)	(6.2)%
Outside data processing and other services	39,130	20,695	18,435	89.1	12,262	7,005	(832)	(2.1)
Net occupancy	26,714	17,279	9,435	54.6	10,184	1,204	(1,953)	(6.8)
Equipment	22,816	18,151	4,665	25.7	4,799	175	(309)	(1.3)
Amortization of intangibles	20,163	2,993	17,170	NM	17,431	—	(261)	(1.3)
Marketing	16,175	6,207	9,968	NM	4,361	6,915	(1,308)	(7.5)
Professional services	14,464	8,958	5,506	61.5	2,707	3,447	(648)	(4.3)
Telecommunications	8,513	4,619	3,894	84.3	2,224	954	716	9.2
Printing and supplies	6,594	3,610	2,984	82.7	1,374	1,043	567	9.4
Other expense	70,133	47,334	22,799	48.2	13,048	893	8,858	14.5

Total non-interest expense	$439,552	$267,790	$171,762	64.1%	$136,640	$44,416	$(9,294)	(2.1)%

(1) = non-merger related / (prior period + merger-related)

2007 Fourth Quarter versus 2007 Third Quarter

	Fourth	Third
	Quarter	Quarter	Change
(in millions)	2007	2007	Amount	%

Average Loans and Leases

Total commercial	$22,323	$22,016	$307	1.4%

Automobile loans and leases	4,324	4,354	(30)	(0.7)
Home equity	7,297	7,468	(171)	(2.3)
Residential mortgage	5,437	5,456	(19)	(0.3)
Other consumer	728	534	194	36.3

Total consumer	17,786	17,812	(26)	(0.1)

Total loans and leases	$40,109	$39,828	$281	0.7%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits — non-interest bearing	$5,218	$5,384	$(166)	(3.1)%
Demand deposits — interest bearing	3,929	3,808	121	3.2
Money market deposits	6,845	6,869	(24)	(0.3)
Savings and other domestic deposits	4,813	5,043	(230)	(4.6)
Core certificates of deposit	10,674	10,425	249	2.4

Total core deposits	31,479	31,529	(50)	(0.2)

Other deposits	6,196	6,123	73	1.2

Total deposits	$37,675	$37,652	$23	0.1%

	Fourth	Third
	Quarter	Quarter	Change		Merger	Non-merger Related
(in thousands)	2007	2007	Amount	%	Costs	Amount	% (1)

Net interest income — FTE	$387,584	$415,345	$(27,761)	(6.7)%		$(27,761)	(6.7)%

Non-interest Income
Service charges on deposit accounts	$81,276	$78,107	$3,169	4.1%		$3,169	4.1%
Trust services	35,198	33,562	1,636	4.9		1,636	4.9
Brokerage and insurance income	30,288	28,806	1,482	5.1		1,482	5.1
Other service charges and fees	21,891	21,045	846	4.0		846	4.0
Bank owned life insurance income	13,253	14,847	(1,594)	(10.7)		(1,594)	(10.7)
Mortgage banking income	3,702	9,629	(5,927)	(61.6)		(5,927)	(61.6)
Securities losses	(11,551)	(13,152)	1,601	(12.2)		1,601	(12.2)
Other income	(3,500)	31,830	(35,330)	NM		(35,330)	NM

Total non-interest income	$170,557	$204,674	$(34,117)	(16.7)%		$(34,117)	(16.7)%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$214,850	$202,148	$12,702	6.3%	$15,030	$(2,328)	(1.1)%
Outside data processing and other services	39,130	40,600	(1,470)	(3.6)	151	(1,621)	(4.0)
Net occupancy	26,714	33,334	(6,620)	(19.9)	(6,236)	(384)	(1.4)
Equipment	22,816	23,290	(474)	(2.0)	(1,617)	1,143	5.3
Amortization of intangibles	20,163	19,949	214	1.1	—	214	1.1
Marketing	16,175	13,186	2,989	22.7	1,949	1,040	6.9
Professional services	14,464	11,273	3,191	28.3	1,892	1,299	9.9
Telecommunications	8,513	7,286	1,227	16.8	758	469	5.8
Printing and supplies	6,594	4,743	1,851	39.0	586	1,265	23.7
Other expense	70,133	29,754	40,379	NM	(357)	40,736	NM

Total non-interest expense	$439,552	$385,563	$53,989	14.0%	$12,156	$41,833	10.5%

(1) = non-merger related / (prior period + merger-related)
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2007		2006	Percent Changes vs.
(in thousands, except per share amounts)	Fourth	Third	Fourth	3Q07	4Q06

Net interest income	$382,933	$409,633	$257,989	(6.5)%	48.4%
Provision for credit losses	512,082	42,007	15,744	N.M.	N.M.
Non-interest income	170,557	204,674	140,606	(16.7)	21.3
Non-interest expense	439,552	385,563	267,790	14.0	64.1

(Losses) Income before income taxes	(398,144)	186,737	115,061	N.M.	N.M.
(Benefit) Provision for income taxes	(158,864)	48,535	27,347	N.M.	N.M.

Net (Loss) Income	$(239,280)	$138,202	$87,714	N.M. %	N.M.	%

Net (losses) income per common share — diluted	$(0.65)	$0.38	$0.37	N.M. %	N.M.	%
Cash dividends declared per common share	0.265	0.265	0.250	—	6.0
Book value per common share at end of period	16.24	17.08	12.80	(4.9)	26.9
Tangible book value per common share at end of period	7.13	8.10	10.21	(12.0)	(30.2)

Average common shares — basic	366,119	365,895	236,426	0.1	54.9
Average common shares — diluted	366,119	368,280	239,881	(0.6)	52.6

Return on average assets	(1.74)%	1.02	0.98%
Return on average shareholders’ equity	(15.3)	8.8	11.3
Return on average tangible shareholders’ equity (2)	(32.4)	20.9	14.5
Net interest margin (3)	3.26	3.52	3.28
Efficiency ratio (4)	73.5	57.7	63.3
Effective tax rate (benefit)	(39.9)	26.0	23.8

Average loans and leases	$40,109,361	$39,827,422	$26,300,262	0.7	52.5
Average loans and leases — linked quarter annualized growth rate.	2.8%	N.M.	(0.2)%
Average earning assets	$47,274,130	$46,870,957	$31,673,902	0.9	49.3
Average total assets	54,480,021	53,970,093	35,469,530	0.9	53.6
Average core deposits (5)	31,479,143	31,529,372	19,576,197	(0.2)	60.8
Average core deposits — linked quarter annualized growth rate (5)	(0.6)%	N.M.	(1.0)%
Average shareholders’ equity	$6,211,206	$6,205,783	$3,084,345	0.1	N.M.

Total assets at end of period	54,697,468	55,303,927	35,329,019	(1.1)	54.8
Total shareholders’ equity at end of period	5,949,140	6,249,674	3,014,326	(4.8)	97.4

Net charge-offs (NCOs)	377,907	47,106	22,969	N.M.	N.M.
NCOs as a % of average loans and leases	3.77%	0.47	0.35%
Nonaccrual loans and leases (NALs)	$319,771	$249,396	$144,133	28.2	N.M.
NAL ratio (6)	0.80%	0.62	0.55%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.44	1.14	1.04
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.61	1.28	1.19
ALLL as a % of NALs	181	182	189
Tier 1 risk-based capital ratio (7)	7.55	8.35	8.93
Total risk-based capital ratio (7)	10.89	11.58	12.79
Tier 1 leverage ratio (7)	6.77	7.57	8.00
Average equity / assets	11.40	11.50	8.70
Tangible equity / assets (8)	5.08	5.70	6.93

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to ‘Significant Items Influencing Financial Performance Comparisons’.

(2)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less intangible assets and goodwill. Other intangible assets are net of deferred tax.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($20.2 million for 4Q 2007, $19.9 million for 3Q 2007, and $3.0 million for 4Q 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(6)	Nonaccruing loans and leases (NALs) divided by total loans and leases.

(7)	December 31, 2007 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Annual Key Statistics (1)
(Unaudited)

	Year Ended December 31,		Change
(in thousands, except per share amounts)	2007	2006	Amount	Percent

Net interest income	$1,301,512	$1,019,177	$282,335	27.7%
Provision for credit losses	643,628	65,191	578,437	N.M.
Non-interest income	676,603	561,069	115,534	20.6
Non-interest expense	1,311,844	1,000,994	310,850	31.1

Income before income taxes	22,643	514,061	(491,418)	(95.6)
(Benefit) Provision for income taxes	(52,526)	52,840	(105,366)	N.M.

Net Income	$75,169	$461,221	$(386,052)	(83.7)%

Net Income per common share — diluted	$0.25	$1.92	$(1.67)	(87.0)%
Cash dividends declared per common share	1.060	1.000	0.06	6.0

Average common shares — basic	300,908	236,699	64,209	27.1
Average common shares — diluted	303,455	239,920	63,535	26.5

Return on average assets	0.17%	1.31%
Return on average shareholders’ equity	1.6	15.7
Return on average tangible shareholders’ equity (2)	4.0	19.7
Net interest margin (3)	3.36	3.29
Efficiency ratio (4)	62.5	59.4
Effective tax rate	N.M.	10.3

Average loans and leases	$33,201,442	$25,943,554	$7,257,888	28.0
Average earning assets	39,355,933	31,451,041	7,904,892	25.1
Average total assets	44,711,676	35,111,236	9,600,440	27.3
Average core deposits (5)	25,691,672	19,314,828	6,376,844	33.0
Average shareholders’ equity	4,631,912	2,945,597	1,686,315	57.2

Net charge-offs (NCOs)	477,631	82,376	395,255	N.M.
NCOs as a % of average loans and leases	1.44%	0.32%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to ‘Significant Items Influencing Financial Performance Comparisons’.

(2)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average intangible assets and goodwill. Other intangible assets are net of deferred tax.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($45.2 million for 2007 and $10.0 million for 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.